COMPOSITE TECHNOLOGY CORPORATION
STOCK OPTION GRANT NOTICE
2008 STOCK OPTION PLAN

Composite Technology Corporation (“Company”), pursuant to its 2008 Stock Option Plan (“2008 Plan”) and the 2008 Stock Option Plan Stock Option Agreement (“Master Agreement”) previously entered into by the parties, hereby grants to the “Optionee” identified below an option to purchase the number of shares of the Company’s common stock (“Shares”) set forth below.  This option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice (the “Notice”), the Master Agreement and the Plan, all of which are incorporated herein in their entirety.  Any capitalized terms not defined herein shall have the meaning provided to such terms in the Plan.

Optionee:
Original Date of Grant:
Original Exercise Price:
Original Number of Shares Subject to Option:

Date of Repricing:  January 21, 2009
Number of Shares subject to Option that are Repriced:
Revised Exercise Price (Per Share):  US$ 0.35
Total Exercise Price:
Expiration Date:
Type of Grant [check one]:   ☐ Incentive Stock Option     ☒ Nonstatutory Stock Option

Vesting Schedule:
33.33% of the Shares vest on each of the first and second anniversary of the Original Date of Grant and 33.34% on the third anniversary of the Original Date of Grant.

Accelerated vesting may apply under certain events, as defined in the Master Agreement and the 2008 Plan.

Payment:	By cash or check
Same day sale program (if permitted by the Board)
Tender of Common Stock (if permitted by the Board)

Additional Terms/Acknowledgements:  The undersigned Optionee acknowledges receipt of, and understands and agrees that his or her Option is modified as to exercise price only and remains subject to this Notice, the Master Agreement and the 2008 Plan.  The Revised Exercise Price set forth herein supersedes all previous grant notices, and option grants with different prices on the Original Date of Grant are null and void in that they are superseded by this Notice.  The undersigned Optionee warrants and represents that they have either i) lost the original option grant notice or ii) returned the original grant notice to the Company; and further warrants and understands and agrees that this Notice is a repricing of the options under the original option grant that are unexercised as of the Date of Repricing set forth herein, whether vested or unvested; and further warrants, understands, and agrees that any options exercised prior to January 21, 2009 will not be repriced.

The Optionee further acknowledges that as of the Date of Repricing set forth herein, this Notice, the Master Agreement and the 2008 Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of Shares covered by this Notice and supersedes all prior oral and written agreements on that subject with the exception of (i) additional option grants with differing original dates of grant than this Notice which are previously or subsequently granted and delivered to Optionee under the 2002 Non-Qualified Stock Compensation Plan or the 2008 Plan, and (ii) the agreements, if any, listed below.  To the extent that this Notice varies the terms of the Master Agreement, this Notice will prevail only with respect to options granted pursuant to this Notice.
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COMPOSITE TECHNOLOGY CORPORATION	Optionee:

By: Benton H. Wilcoxon,	By: (Insert Optionee Name)

Title: Chief Executive Officer
Date:	Date:

Spouse of Optionee (if applicable)	By:

Date: